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                                                                        EX-23(a)


KPMG

         Morgan Keegan Tower, Suite 900                   Telephone 901 523 3131
         Fifty North Front Street                         Fax 901 523 8877
         Memphis, TN 38103




                              ACCOUNTANTS' CONSENT


We consent to the use herein of our report dated February 12, 1999, on the statements of financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1998 and 1997, and summary of net asset values as of December 31, 1998, 1997 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998 and the reference to our Firm under the heading "Experts" in the Prospectus.


KPMG LLP


Memphis, Tennessee
November 9, 1999